UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 30, 2008

InSite Vision Incorporated
(Exact name of registrant as specified in its charter)

Delaware	1-14207	94-3015807
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification Number)

965 Atlantic Ave.
Alameda, California 94501
(Address of principal executive offices)

Registrant’s telephone number, including area code: 510-865-8800

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The disclosure provided below in Item 5.02 is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

S. Kumar Chandrasekaran, Ph.D. was relieved of his position as President and Chief Executive Officer of InSite Vision Incorporated (the “Company”), effective October 31, 2008. Also effective October 31, 2008, the Board appointed Louis Drapeau, age 64, as interim Chief Executive Officer in addition to his current position as Vice President and Chief Financial Officer. Mr. Drapeau received both his undergraduate degree in mechanical engineering and a Masters in Business Administration from Stanford University. Mr Drapeau has served as the Company’s Vice President and Chief Financial Officer since October 1, 2007. Prior to joining the Company, he served as Chief Financial Officer, Senior Vice President, Finance, at Nektar Therapeutics, a biopharmaceutical company headquartered in San Carlos, California, from January 2006 until August 2007. Prior to Nektar, he served as Acting Chief Executive Officer from August 2004 to May 2005 and as Senior Vice President and Chief Financial Officer from August 2002 to August 2005 for BioMarin Pharmaceutical Inc. Previously, Mr. Drapeau spent 30 years at Arthur Andersen including 19 years as an Audit Partner in Arthur Andersen’s Northern California Audit and Business Consulting practice, including 12 years as Managing Partner.

Pursuant to the terms of an offer letter effective October 31, 2008 (the “Offer Letter”), Mr. Drapeau will be entitled to the following: (1) an annual salary of $255,000 (based on his current work week of approximately 30 hours); (2) a bonus of $50,000 upon achievement of agreed upon business objectives in addition to any bonus payable under the Company’s annual bonus incentive program for his service as Vice President and Chief Financial Officer; and (3) the grant of a stock option to purchase 300,000 shares of the Company’s common stock at an exercise price equal to the closing price of the common stock on the date of approval of the grant. The option will vest, subject to Mr. Drapeau’s continued employment with the Company, as to fifty percent of the shares subject to the option, on the first to occur of the appointment of a new Chief Executive Officer or October 31, 2009, and, as to the remaining portion of the option, on the first anniversary of the appointment of a new Chief Executive Officer. The foregoing description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the Offer Letter, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the Fiscal Year ending December 31, 2008.

In connection with Dr. Chandrasekaran’s departure, under the terms of the Amended and Restated Change in Control Agreement (the “Change in Control Agreement”) dated as of September 21, 2008 and the General Release of Claims dated November 5, 2008 (the “Release”), each by and between the Company and Dr. Chandrasekaran, Dr. Chandrasekaran will be entitled to the following payments and benefits: (1) a cash severance payment of $1,329,768.43 (which includes reimbursement of approximately $13,000 in legal fees incurred by Dr. Chandrasekaran), (2) accelerated vesting of all of Dr. Chandrasekaran’s outstanding and unvested Company stock option grants, (3) all such options generally remaining exercisable until the first to occur of October 21, 2010 or the expiration of the maximum term of such options, (4) payment or reimbursement for the cost of continued group health and life insurance coverage for a period of two years, and (5) continuing comprehensive coverage under the Company’s directors and officers’ liability insurance policy to the extent the Company provides such coverage for any other present or former senior executive or director of the Company. In addition, if any such benefits constitute “parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended, the Company will make a “gross up” payment to Dr. Chandrasekaran so that the net amount of such payment (after taxes) is sufficient to pay any excise taxes due on the parachute payments. In addition, the Company and Dr. Chandrasekaran entered into a mutual release of claims in connection with Dr. Chandrasekaran’s employment with the Company. The foregoing descriptions of the Change in Control Agreement and Release do not purport to be complete and are qualified in their entirety by reference to the copies of such documents to be filed as exhibits to the Company’s Annual Report on Form 10-K for the Fiscal Year ending December 31, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 5, 2008

INSITE VISION INCORPORATED (Registrant)

By:	/s/ Louis Drapeau
Name:	Louis Drapeau
Title:	Interim Chief Executive Officer, Vice President, and Chief Financial Officer